UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2005

Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California 95134

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 919-1500

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 28, 2005, Bookham, Inc. (the “Registrant”) entered into a letter agreement (the “Letter Agreement”) with Nortel Networks Corporation (“Nortel Networks”) pursuant to which the Registrant and Nortel Networks agreed to enter into definitive documentation amending certain terms of the Optical Components Supply Agreement dated November 8, 2002 between Bookham Technology plc, a wholly-owned subsidiary of the Registrant, and Nortel Networks Limited (the “Supply Agreement”), the Amended and Restated Series A-2 Senior Secured Note Due 2007 issued by the Registrant to Nortel Networks UK Limited and the Amended and Restated Series B-1 Senior Secured Note Due 2006 issued by Bookham Technology plc to Nortel Networks UK Limited (the “Notes”) and documentation related to the Notes, including the security agreements entered into in connection with the Notes (together with the Notes, the “Note Documents”).

     Pursuant to the Letter Agreement, the Registrant and Nortel Networks also agreed that, on or before April 22, 2005, Nortel Networks will issue non-cancelable purchase orders for last-time buys of products, valued at approximately $50 million, at 100% of the value of such products and for non-last-time buy products eight out of 12 months of Nortel Network’s forecast for shipments as of April 1, 2005.

     The Letter Agreement also provides that the Supply Agreement will be amended to increase the prices and adjust the payment terms of certain products shipped to Nortel Networks under the Supply Agreement.

     In addition, the Letter Agreement provides that:

•	The terms of the Notes requiring prepayment in the event the Registrant raises additional capital will be modified such that through April 1, 2006, the Registrant will be entitled to retain 100% of the proceeds of any additional capital it raises, except to the extent such proceeds exceed $75 million in the aggregate, such proceeds to be used for working capital in the ordinary course of business.

•	The Registrant will grant Nortel Networks a first priority security interest in the Registrant’s real property located in Swindon, United Kingdom. Provided that the Registrant is not in default under the Supply Agreement or the Note Documents, the Registrant will be permitted to sell such real property and retain the proceeds of such sale to be used for working capital in the ordinary course of business.

•	The Registrant will grant Nortel Networks a perfected, first priority security interest in Nortel Networks’ specific inventory and accounts receivable.

•	The security agreements entered into in connection with the Notes will secure the obligations of the Registrant under the Supply Agreement as well as the Notes.

•	An event of default by the Registrant under the Supply Agreement will constitute an event of default under the Note Documents, and an event of default under the Note Documents will constitute an event of default under the Supply Agreement.

     These provisions will terminate automatically if the Registrant (i) defaults under the terms of the Supply Agreement or the Note Documents, (ii) experiences a change in control, or (iii) experiences an insolvency event. In addition, the terms of the Letter Agreement will terminate on April 29, 2005 if certain conditions are not met, including if definitive documentation has not been executed by such date or an event of default under the Supply Agreement or the Note Documents has occurred and not been waived.

     As of March 28, 2005, Nortel Networks and its subsidiaries held approximately 12% of the outstanding shares of the Registrant’s common stock. Nortel Networks has agreed that it will only vote these shares on any proposed stockholder resolution that would have the effect, if passed, of varying or suspending any rights attaching to the shares or that would result in Nortel Networks’ rights becoming different from the rights of other stockholders of the Registrant.

Item 2.01. Completion of Acquisition or Disposition of Assets.

     The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 8.01. Other Events.

     A copy of the press release announcing the entry into the Letter Agreement is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: April 1, 2005	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 30, 2005.